Exhibit 12.1

O’Reilly Automotive, Inc.

Computation of Ratio of Earnings to Fixed Charges

	Fiscal Year
	YTD 3/31/2018		2017		2016		2015		2014		2013		2012		2011

Earnings
Income before income taxes	$395,406		$1,637,804		$1,637,191		$1,460,366		$1,222,182		$1,058,942		$941,521		$815,773
Fixed charges	65,198		232,793		208,737		177,655		171,641		163,290		135,495		121,157
Less: Capitalized interest	(2,212)		(8,548)		(7,933)		(7,423)		(11,480)		(10,644)		(6,064)		(4,666)
Adjusted earnings	$458,392		$1,862,049		$1,837,995		$1,630,598		$1,382,343		$1,211,588		$1,070,953		$932,264

Fixed charges
Interest expense	$29,807		$97,653		$76,982		$62,954		$63,188		$58,164		$44,909		$31,378
Amortization of debt issuance costs	621		2,244		1,882		1,598		1,582		1,554		1,355		1,453
Interest portion of rent expense	34,770		132,896		129,873		113,103		106,871		103,572		89,232		88,326
Total fixed charges	$65,198		$232,793		$208,737		$177,655		$171,641		$163,290		$135,495		$121,157

Ratio of earnings to fixed charges	7.0	x	8.0	x	8.8	x	9.2	x	8.1	x	7.4	x	7.9	x	7.7	x